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                                   EXHIBIT 11

                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                  (in thousands except for per share amounts)

                                                    1995                    1994               1993
                                                    ----                    ----               ----
Weighted average shares outstanding                 53,017                  52,878*           52,625*

Equivalent shares assumed to be
outstanding for:
Stock options:                                         215                     220*              337*
Convertible debentures                               1,707                   1,707*            1,707*
                                                  --------                --------          --------

Number of shares for primary
computation                                         54,939                  54,805*           54,669*

Other dilutive equivalent shares--stock options         86                      --                --
                                                  --------                --------          --------

Number of shares assuming full
dilution                                            55,025                  54,805*           54,669*
                                                  ========                ========          ========

Net income before cumulative effect
of change in accounting for income
taxes                                             $227,350                $201,230          $202,179

Interest on convertible debentures--net of tax       2,860                   2,860             2,858

Cumulative effect of change in
accounting for income taxes                            -0-                     -0-            13,845
                                                  --------                --------          --------

Net income for per share computation              $230,210                $204,090          $218,882
                                                  ========                ========          ========

Earnings per share:
Primary before cumulative effect of
change in accounting for income
taxes                                             $   4.19                $   3.72*         $   3.75*
Cumulative effect of change in
accounting for income taxes                            -0-                     -0-               .25*
                                                  --------                --------          --------

Total Primary                                     $   4.19                $   3.72*         $   4.00*
                                                  ========                ========          ========
Fully Diluted                                     $   4.18                $   3.72*         $   4.00*
                                                  ========                ========          ========


*Adjusted to reflect a 5% stock dividend declared in February 1995.



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